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Exhibit 10.5

SECOND AMENDMENT
TO
HUNTSMAN OUTSIDE DIRECTORS ELECTIVE DEFERRAL PLAN

        This Second Amendment to the HUNTSMAN OUTSIDE DIRECTORS ELECTIVE DEFERRAL PLAN (the "Plan") is entered into this 11th day of July, 2008.

        WHEREAS, Huntsman Corporation (the "Company") has adopted the Plan and has amended it by a First Amendment dated April 28, 2006; and

        WHEREAS, the Company desires to make additional changes in the Plan in compliance with the final regulations under Section 409A of the Internal Revenue Code and the transitional relief thereunder.

        NOW, THEREFORE, the Plan is hereby amended as follows:

        1.     Effective January 1, 2006, Section 3.4 of the Plan is amended to read as follows:

          3.4   Commencement Date.    The words "Commencement Date" shall mean the Termination Date of the Director, provided, however, if the Director is a Specified Employee as of the Termination Date, then the Commencement Date shall be the date that is six months after the Termination Date.

            (a)   "Specified Employee" means a Director who as of the Termination Date of the Director is considered a Key Employee of the Employer or a Related Employer, any stock of which is publicly traded (whether on an established securities market or otherwise) as of the Termination Date.

            (b)   A Director is considered a "Key Employee" for the entire 12 month period beginning on an April 1 (this April 1 is referred to herein as the applicable effective date) if the Director meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applying the applicable regulations thereunder but disregarding Code Section 416(i)(5)) at anytime during the 12-month period ending on the December 31 immediately preceding the applicable effective date. For example, if the Director met the applicable requirements of Code Section 416(i) listed above at anytime during the 2007 calendar year, then for the 12 month period beginning April 1, 2008 the Director will be considered a Key Employee.

            (c)   "Related Employer" means with respect to the Employer (i) a corporation which is a member of a controlled group of corporations (within the meaning of Code Section 1563(a) determined without regard to Sections 1563(a)(4) and (e)(3)(C) thereof) with the Employer, and (ii) any trade or business (whether or not incorporated) which is under common control (as defined in Code Section 414(c) and regulations thereunder) with the Employer.

        2.     Effective January 1, 2006, Section 3.14 of the Plan is restated to read as follows:

          3.14 Termination Date.    The words "Termination Date" mean the date as of which the Plan Administrator reasonably determines that no further personal services to the Employer or any Affiliate, whether as a director, an employee or otherwise, will be provided by the Director For purposes of this determination, the Director shall be treated as continuing to provide personal services for purposes of this Plan during the period up to six months that the Director is on military leave, sick leave or other bona fide leave of absence, or treated as continuing to provide personal service during the entire period of such leave if the Director retains the right to reemployment under applicable law or by contract at the end of such leave.

  "Affiliate" means (i) a corporation which is a member of a controlled group of corporations (within the meaning of Code Section 1563(a) determined without regard to Sections 1563(a)(4) and (e)(3)(C) thereof) which includes the Employer, provided that the phrase "more than 50 percent" shall be substituted for the phrase "at least 80 percent" in Code Section 1563(a)(1), and (ii) any trade or business (whether or not incorporated) which is under common control (as defined in Code Section 414(c) as modified by Section 415(h) thereof and regulations thereunder) with the Employer.

        3.     Effective January 1, 2006, Section 3.15 of the Plan is amended to read as follows:

          3.15 Unforeseeable Emergency.    The words "Unforeseeable Emergency" of a Director shall mean a severe financial hardship to the Director resulting from an illness or accident of the Director, the spouse of the Director, the beneficiary of the Director or a dependent of the Director (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2) and (d)(1)(B)), loss of the Director's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Director that is determined by the Plan Administrator to be an "unforeseeable emergency" within the meaning of Code Section 409A(a)(2)(B)(ii).

        4.     Effective January 1, 2006, Section 4.2 of the Plan is amended to read as follows:

          4.2   Elections.    A Director may make an election once each Plan Year to defer receipt of all or a portion of the Directors Fees payable to the Director with respect to the Plan Year and such election may not be modified during the Plan Year. The election for a Plan Year must be made prior to the beginning of the Plan Year. Notwithstanding the foregoing, an individual who first becomes an Eligible Person during a Plan Year may make an election within 30 days of the date the Eligible Person became a member of the Board of Directors which election shall apply with respect to Directors Fees payable with respect to such Plan Year under rules established by the Plan Administrator. An election shall be in writing and shall conform to the applicable rules and procedures established by the Plan Administrator.

  Notwithstanding the foregoing restrictions on the modification of elections, the deferral elections of a Director who elects under Section 6.4 to receive a distribution upon an Unforeseeable Emergency shall be cancelled as of the date of the election under Section 6.4. The cancellation shall be applicable to fees payable for the balance of the year following the cancellation. Following a cancellation, no further elections of deferral may be made with respect to Director Fees payable during that year.

        5.     Effective January 1, 2006, Section 6.1 of the Plan is amended to read as follows:

          6.1   Benefit Payment.    A Director shall be entitled to a payment equal to the amount credited to his or her Deferral Account as of the Commencement Date. The payment shall commence to be paid within 60 days of the Commencement Date on a date selected by the Plan Administrator in its sole discretion.

        6.     Effective January 1, 2006, Section 6.2 of the Plan is amended to read as follows:

          6.2   Form of Payment.    Subject to Section 6.3, the amount due the Director shall be paid in one of the following forms as selected by the Director in writing in his or her initial election form:

            (a)   A single cash lump sum; or

            (b)   Installments over a period of three years; or

            (c)   Installments over a period of five years; or

            (d)   Installments over a period of ten years.

  Notwithstanding the foregoing, in the event the amount credited to the Deferral Account of the Director at the Commencement Date does not exceed the limit of Code Section 402(g)(1)(B), determined as of the Commencement Date, such benefits shall be paid in the form of a single lump sum payment to the Director without regard to the form of payment elected by the Director.

  In the event payment is made in installments, the Deferral Account used to measure the amount due the Director shall continue to be adjusted for earnings under rules prescribed by the Plan Administrator as provided in Section 5.1(b). In the event no form of payment is elected, the amount due the Director shall be paid in a form of a single lump sum payment.

        7.     Effective January 1, 2006, Section 6.3 of the Plan is amended to read as follows:

          6.3   Changes in Form of Payment.

            (a)   Subject to subsection (b) below, a Director may change his or her election of the form of payment for a Commencement Date to another form available under Section 6.2 by submitting a written election form to the Plan Administrator; provided

              (1)   such election shall not be effective for a Commencement Date that occurs within 12 months from the date the election form was received by the Plan Administrator; and

              (2)   if the Commencement Date is on account of a separation from service (other than on account of Disability), notwithstanding other provisions of this Plan, the payment or payments to which the Director is entitled shall not commence to be paid to the Director until 5 years from the date that the payment or payments would otherwise have commenced if the election to change the form of payment had not been made.

      A Commencement Date shall be on account of a Disability if the Plan Administrator determines that the Termination Date occurred because of an impairment which results in the Director being disabled within the meaning of Section 409A(a)(2)(C) of the Code.

            (b)   Prior to January 1, 2009, a Director may change his or her election of the form of payment for a Commencement Date to another form available under Section 6.2 by submitting a written election form to the Plan Administrator; provided such election shall not be effective for a Commencement Date that is less than 12 months from the date the election form was received by the Plan Administrator unless it is received at least 30 days before the Termination Date and the Plan Administrator, in its sole discretion, approves the form of payment selected. Notwithstanding the foregoing, a Director may not change a form of election during a calendar year with respect to payments that would otherwise be received in that calendar year or to cause payments to be made in that calendar year (for example, a Director may not change a form of election during 2007 with respect to payments that would otherwise be received in 2007 or to cause payments to be made in 2007).

        8.     Effective January 1, 2006, the two Sections 6.4 of the Plan are amended to read as follows:

          6.4   Payment to Beneficiary.    In the event a Director dies before receiving his or her full benefit under this Plan, the Employer shall pay any remaining amount due on behalf of the Director hereunder to the Beneficiary of the Director. Such payment shall be in the form of a single cash payment. The payment shall be paid within 60 days following the date of death on a date selected by the Plan Administrator in its sole discretion. A Director may designate a Beneficiary on the form prescribed by and delivered to the Plan Administrator. If no Beneficiary is properly designated under this Plan, then the Beneficiary shall be the spouse of the Director, if living. If there is no Beneficiary after application of the foregoing provisions of this Section, then the payment shall be made to the estate of the Director. If under these rules the benefits are payable to the estate of the Director, and either the Plan Administrator cannot locate a qualified representative of the deceased Director's estate, or if administration of the estate is not otherwise required, the Plan Administrator in its discretion may make the distribution to the deceased Director's heirs at law, determined in accordance with the law of the State of the Director's domicile in effect as of the date of the Director's death.

          6.5   Distribution in Event of Unforeseeable Emergency.    Prior to the Commencement Date, a Director may request a distribution of all or a portion of the amount credited to his or her Deferral Account in the event of an Unforeseeable Emergency. The Plan Administrator shall determine, in a non-discriminatory manner, whether a Director has an Unforeseeable Emergency. The amount of the distribution shall be limited to the amounts reasonably necessary to satisfy the emergency need as determined by the Plan Administrator applying the provisions of the applicable regulations under Code Section 409A (including taking into account the tax costs of the distribution and the amounts available from other sources of the Director).

        9.     Effective January 1, 2006, a new Section 6.6 is added to the Plan, reading as follows:

          6.6   Discretionary Distribution for Taxes.    The Plan is intended to comply with the provisions of Code Section 409A. In the event the Plan fails to meet the requirements of Code Section 409A and the regulations promulgated thereunder, the Plan Administrator may, in the Plan Administrator's sole discretion, distribute to the affected Director(s) the amount(s) such Director(s) are required to include income as a result of such failure of the Plan to comply with Code Section 409A and such regulations. In the event of such a distribution, the affected Director(s)'s benefits hereunder shall be adjusted to reflect the value of the amount so distributed.

          At the discretion of the Plan Administrator, the Amount necessary to pay the: (A) Federal Insurance Contribution Act Tax imposed under Code Section 3101, 3121(a) and 3121(v)(2) (the "FICA Amount"), and/or (B) Railroad Retirement Act tax imposed under Code Sections 3201, 3211, 3231(e)(1) and 3231(e)(8) (the "RRTA Amount) on compensation deferred under the Plan, may be distributed to the affected Director and the benefits of such Director hereunder shall be adjusted to reflect the value of the amount so distributed. Additionally, in its discretion, the Plan Administrator may provide for the distribution to the affected Director of the amount necessary to pay the income tax at source on wages imposed under Code Section 3401 or the corresponding withholding provisions of applicable state, local or foreign tax laws as a result of the distribution of the FICA Amount or RRTA Amount, and to pay the additional income tax at source on wages attributable to the pyramiding ode Section 3401 wages and taxes. In no event however, shall the total amount distributed pursuant to this paragraph to a particular Director with respect to the Director's deferrals under the Plan exceed the aggregate of the FICA Amount and the RRTA Amount with respect to such deferrals, and the income tax withholding related to such FICA Amount or RRTA Amount. The benefits of such Director hereunder shall be adjusted to reflect the value of the amount so distributed.

        10.   Effective January 1, 2006, Section 7.2 of the Plan is amended to read as follows:

          7.2   Amendment and Termination.    The Employer may amend or terminate the Plan at any time, provided, however, that (1) no such amendment or termination shall adversely affect the benefit to which a Director is entitled under Article VI prior to the date of such amendment or termination unless the change is necessary to keep the Plan in compliance with the applicable provisions of the law, including Code Section 409A, and (2) no such amendment or termination shall cancel or revoke an election made by the Director under Section 4.2 for the year in which the amendment or termination occurs prior to the end of that year unless to do so is determined by the Employer in good faith not to cause the Plan to fail to comply with Code Section 409A. In the event of a termination of the Plan, benefits shall be retained under the terms of the Plan until the Director reaches his or her Commencement Date under the Plan; provided, however, the Employer may elect to make distribution earlier to the Director if the Employer determines in good faith that such distribution does not cause the Plan to fail to comply with Code

  Section 409A. The liabilities of this Plan relating to a Director may in the discretion of the Employer be transferred to another plan or program of the Employer, provided that the Employer determines in good faith that the transfer and the provisions of the plan or program receiving the transfer applicable to the transfer do not result in any change to the benefits being transferred that would cause those benefits to be subject to income taxation under the Code prior to distribution to the Director.

  Except as otherwise expressly provided in other sections of this Plan, the payment of any benefits under the Plan may not be accelerated, including upon the amendment or termination of the Plan, except in a manner that the Employer determines in good faith does not cause the Plan to fail to comply with Code Section 409A.

        11.   Except as expressly amended by this Second Amendment, the terms of the Plan as existing immediately prior to this amendment shall remain in full force and effect.

DATED the day and year first above written.

HUNTSMAN CORPORATION
By:	/s/ R. Wade Rogers
Name:	R. Wade Rogers
Title:	Vice President, Global Human Resources

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  Exhibit 10.5